UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

April 26, 2007

FORGENT NETWORKS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

108 Wild Basin Road

Austin, Texas  78746

(Address of principal executive offices and zip code)

(512) 437-2700

(Registrant’s telephone

number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1 — Registrant’s Business and Operations

Item 1.01               Entry into a Material Definitive Agreement.

In July 2005, Forgent Networks, Inc. (the “Registrant”) initiated litigation against 15 companies for infringement of U.S. Patent No. 6,285,746 (the “ ‘746 Patent”) in the United States District Court for the Eastern District of Texas (the “ ‘746 Litigation”), seeking injunctive relief against sales of infringing products and monetary damages, among other relief sought.  The ‘746 Litigation is described in Note 9 to the Consolidated Financial Statements and Part II, Item 1 of the Registrant’s Form 10-Q for the quarter ended January 31, 2007.

Effective April 26, 2007, the Registrant has entered into settlement and license arrangements with nine of the defendants in the ‘746 Litigation: Cable One, Inc.; Charter Communications, Inc.; Comcast Corporation; Comcast STB Software DVR, LLC; Coxcom, Inc.; Digeo, Inc.; Motorola, Inc.; Scientific-Atlanta, Inc.; and Time Warner Cable, Inc.  Under the arrangements, the Registrant granted the defendants a patent license and the defendants agreed to pay the Registrant a total of $20.0 million.  Additionally, all parties agreed to release all claims against each other and the Registrant has no future obligations related to these settlements.

The Registrant continues to monitor the progress of the ‘746 Litigation with respect to the remaining defendants and the United States Patent and Trademark Office’s re-examination of the ‘746 Patent.  The Registrant will vigorously defend the validity of its ‘746 Patent, as well as pursue any entities that violated its ‘746 Patent.  Resolution of some or all of these matters could materially affect the Registrant’s business, future results of operations, financial position or cash flows in a particular period.

Pursuant to Instruction B.4 to Form 8-K and applicable regulations and releases, copies of documents related to the foregoing matters reported under Item 1.01 will be filed as an exhibit or exhibits not later than the Registrant’s quarterly report on Form 10-Q applicable to the quarter ending April 30, 2007.  All summaries and descriptions of documents set forth above are qualified in their entirety by the documents themselves, filed as an exhibit or exhibits to a later report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORGENT NETWORKS, INC.

Date: April 26, 2007	By:	/s/ Jay C. Peterson
Jay C. Peterson
Chief Financial Officer